Exhibit 10.1
PENSON WORLDWIDE, INC.
August 17, 2010
Mr. Daniel P. Son
President
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Via Personal Delivery
Dear Dan:
In recognition of your many contributions in creating one of the most successful global financial services firms, Penson and its employees wish to thank you for your many years of leadership. As you transition into retirement, we have set forth in this letter agreement (“Agreement”) between you and Penson Worldwide, Inc. (“Company”) the terms of your retirement from employment with the Company. Your last day of employment with the Company shall be August 31, 2010 (“Retirement Date”). Accordingly on the Retirement Date, you will incur a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”).
You and the Company agree as follows:
1.	Regardless of whether you sign this Agreement, you will receive payment for all base salary and all accrued but unused vacation earned by you in the normal course of business through the Retirement Date, less all required deductions for federal and state withholdings, other applicable taxes, and any lawfully authorized or required payroll deductions. We will also promptly reimburse you for all reasonable expenses incurred in connection with your recent ordinary course employment in accordance with the Company’s existing policies relating to same with all such properly documented expenses to be reimbursed no later than September 30, 2010. Subject to the provisions of this Agreement, your group medical insurance benefits, if any, will end on February 28, 2012. Regardless of signing this Agreement, you may elect to continue receiving group medical insurance under the Company’s plan, should you currently have it, pursuant to the federal “COBRA” law. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage. You should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits. All other benefits will end on the Retirement Date.
Provided you sign this Agreement and return it to me within 21 days from the date of this letter and do not thereafter revoke it within the applicable seven day revocation period measured from the date you return this signed Agreement, the Company is willing to provide you with certain benefits. If you do not accept this Agreement within that time or you revoke it within the applicable revocation period, you will not be entitled to receive the benefits described below. By signing and returning this Agreement and not revoking it within the applicable revocation period, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth herein including in the paragraphs below.
Accordingly, if you execute and return this Agreement within 21 days following the date of your receipt of this letter, subject to the other provisions of this Agreement, and your general release under this Agreement becomes irrevocable and enforceable after the applicable seven day revocation period, you will receive the following severance benefits:
(a) You will be entitled to cash in the form of salary continuation payments, in an aggregate amount of $900,000 (less applicable withholding taxes at the rate currently in effect for payment of your salary), equal to (i) 12 months of base salary at the prorated annualized rate currently in effect for you of $550,000 and, thereafter, (ii) 16 months of the prorated amount of $350,000 with the last such payment to be made with respect to the period ending on December 31, 2012. Such payments will be made in a series of successive equal (relative, respectively, to the compensation amount identified in each of clauses (i) and (ii) above) installments on the Company’s regularly scheduled pay dates for salaried employees for the periods noted in clauses (i) and (ii) above, except that, notwithstanding the forgoing to the contrary, the first such salary continuation payment shall be in the amount of $45,833.33 and each subsequent semi-monthly payment thereafter through August 31, 2011 shall be in the amount of $22,916.66 (in each case less applicable withholding taxes at the rate currently in effect for payment of your salary). Subject to the other provisions of this Agreement, the first such payment will be made on the first such regularly scheduled payday for the Company’s salaried employees following the expiration of the maximum 21day review and seven day revocation period in effect for your general release under this Agreement. Each such payment shall be subject to the Company’s collection of all applicable withholding taxes. For purposes of Section 409A of the Code, including the short-term deferral exception under Treasury Regulations Section 1.409A-1(b)(4)(i)(F) and the involuntary separation pay plan exemption under Treasury Regulations Section 1.409A-1(b)(9)(iii), each such cash severance payment shall be deemed to be a separate payment and not part of an entitlement to a single payment. Each such separate payment made during the period commencing with your Retirement Date and ending on March 15 of the succeeding year is hereby designated a “Short-Term Deferral Payment” and shall be paid during such period.
(b) Provided you and your spouse and eligible dependents make a timely election to continue your health care coverage under the Company’s group health care plans pursuant to your COBRA rights, the Company will reimburse you for the costs you incur to obtain such continued coverage for yourself, your spouse and your eligible dependents (collectively, the “COBRA Coverage Costs”) until the earlier of (x) the end of the 18 month period measured from your Retirement Date or (y) the first date on which you are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. In order to obtain reimbursement for your COBRA Coverage Costs, you must submit appropriate evidence to the Company of each periodic payment of your COBRA Coverage Costs within 45 days after the required payment date for those COBRA Coverage Costs, and the Company will within 30 days after such submission reimburse you for that payment. In no event will any COBRA Coverage Costs be reimbursed after the close of the calendar year following the calendar year in which those COBRA Coverage Costs were incurred; and the amount of COBRA Coverage Costs reimbursed to you in any one calendar year shall not affect the amount of COBRA Coverage Costs reimbursable in any other calendar year during which you are entitled to such reimbursement hereunder. In addition, your right to reimbursement of such COBRA Coverage Costs cannot be liquidated or exchanged for any other benefit. Each reimbursement shall be subject to the Company’s collection of applicable withholding taxes, and you shall only be paid the net amount remaining after such withholding taxes have been collected.
Notwithstanding any provision in this Agreement to the contrary, no payment or benefit under this Agreement that constitutes an item of deferred compensation under Code Section 409A will be made to you prior to the earlier of (i) the first day of the seventh month following the Retirement Date or (ii) the date of your death, if you are deemed to be on the Retirement Date a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred in accordance herewith (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh month after the Retirement Date or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Such delayed commencement date shall not apply to any salary continuation payments hereunder that constitute a Short-Term Deferral Payment.
2.	Contemporaneously with the execution hereof, Holland Consulting, LLC and the Company shall enter into that certain Consulting Agreement dated the same date as this Agreement.

3.	Subject to the terms of the Company’s Bylaws, you shall continue to serve on the Company’s Board of Directors in the capacity of Non-Executive Vice Chairman of the Board until your current term expires in May, 2011 and attend all meetings of the Board of Directors without additional compensation until the expiry of your current term. Effective as of August 31, 2010, except as noted in the immediately preceding sentence, you agree to resign your other positions as an employee and director of the Company and its subsidiaries.

4.	In consideration of the promises contained in this Agreement you agree as follows:
(a)	On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and its affiliates and subsidiaries, their successors and assigns, as well as their officers, directors, shareholders, agents and employees (collectively, “Releasees”), in the individual and/or corporate capacities of each, from any and all claims, liabilities, promises, actions, damages and the like, known and unknown, which you may ever have had against any of the Releasees arising out of or relating to your employment with the Company and/or the end of your employment with the Company. Said claims include, but are not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1966; the Age Discrimination in Employment Act (ADEA); the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; 42 U.S.C. § 1981; any state law equivalents of the forgoing statutes and laws, defamation; intentional infliction of emotional distress; injury to reputation; pain and suffering; or any other federal, state, or local law or regulation; or any right under any Company pension, welfare, or stock plans, with the exception of any breach of the terms of this Agreement. In case of any doubt, the terms of your release shall be broadly construed in favor of Releasees and any references to statutes and laws shall refer to such as they may be amended from time to time.

The only exceptions to this release are any claim(s) you may have for:
(i) unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);
(ii) workers’ compensation insurance benefits pursuant to applicable State law under the terms of any workers’ compensation insurance policy or fund of the Company;
(iii) continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA”, if applicable, and/or any applicable State law counterpart to COBRA;
(iv) any benefit entitlements vested as of the Retirement Date pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

(v) any claims that, as a matter of applicable law, are not waivable and any claims you may have for breach of this Agreement by the Company.
(b)	That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, on an as incurred basis (i.e., you must immediately pay all invoices for same that we submit to you), including those of Releasees.

(c)	That the Amended and Restated Executive Employment Agreement dated as of December 31, 2008 between you and the Company (“Employment Agreement”) is hereby terminated and of no further force and effect except that you shall remain bound by Sections VII.B.2.b and VII.B.2 .c of such agreement through the Applicable End Date (defined below) and all references in such Sections to periods of time (including, without limitation, to “Severance Period”) shall be deemed modified such that your obligations shall extend through the Applicable End Date in lieu of any shorter period reference therein (you shall, however, benefit from the exceptions to confidentiality obligations set forth in Section 6(b)(ii) of the Consulting Agreement between the Company and Holland Consulting, LLC dated the date hereof).

(d)	The Company’s obligations to you hereunder are dependent upon compliance by (i) Holland Consulting, LLC with the terms of the Consulting Agreement dated the date hereof and (ii) your compliance with the terms of the Prior Agreements (the term of such Prior Agreements to be hereby deemed extended through the later of December 31, 2012 or the date the Consulting Agreement terminates, such date being referred to herein as the “Applicable End Date”).

(e)	The parties acknowledge that you will be entitled to all restricted stock units that have vested through the Retirement Date (pro rated for the last quarterly vesting period) and no others.
5.	The Company acknowledges that the provisions of (i) that certain Indemnification Agreement (herein so called) entered into as of August 1, 2005, between you and Company and (ii) the Company’s Bylaws shall continue in full force and effect and be applicable to you subject to the terms set forth therein.

6.	The Company shall reimburse you for your actual legal expenses incurred in connection with the negotiation and preparation of this Agreement and the Consulting Agreement in an amount not to exceed $12,000.

7.	This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns.

8.	The provisions of this Agreement are severable. If any provision is held to be unenforceable, it shall not affect the validity of any other provision. This Agreement sets forth the entire agreement between you and the Company relating to your employment with the Company; provided that, notwithstanding the forgoing, you shall continue to be bound by any prior obligations you may have under any prior agreements (“Prior Agreements”) you entered into in favor of the Company with respect to confidentiality, intellectual property, equity and health related plans, employment matters (in the case of employment matters to the extent agreements related thereto remain applicable after implementing this Agreement), and related matters set forth in such agreements in accordance with the terms and conditions of those agreements. This Agreement may not be amended or waived without a written document executed by all of the parties hereto. You represent and warrant that you fully understand that you have a right to consult with an attorney of your choice prior to executing this Agreement and that you have carefully read the provisions of this Agreement and are executing it freely and knowingly. This Agreement will be governed by the laws of the State of Texas. VENUE FOR ANY DISPUTE RELATING TO THE PROVISIONS OF THIS AGREEMENT SHALL BE EXCLUSIVELY IN A COURT LOCATED IN DALLAS COUNTY, TEXAS EXCEPT TO THE EXTENT THE COMPANY OTHERWISE DETERMINES.

You agree that in executing this Agreement it shall be effective as a bar to each and every claim, demand and cause of action released in this Agreement that you may have against the Company or its affiliates.

You agree that you understand and that you acknowledge the significance and the consequences of such release. This means that, should you discover any facts different from what you understood at the time you signed this Agreement; you will still be barred from making any claims against any of the foregoing people or entities.

Nothing in this release shall limit your right to testify, assist or participate in any investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or preclude you from filing a charge of discrimination with the EEOC. In addition, nothing in this release is intended to prevent, impede or otherwise interfere with your ability and/or right to: (a) provide truthful testimony if under subpoena to do so or (b) file a claim with any state or federal agency or to participate or cooperate in such a matter; provided, however, that you hereby acknowledge and agree that you cannot recover any monetary benefits in connection with any such claim.

PLEASE READ CAREFULLY. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS

AGREEMENT. THIS OFFER OF COMPENSATION TO YOU WILL EXPIRE AND NO LONGER BE VALID IF NOT ACCEPTED BY YOU AS SET FORTH ABOVE PRIOR TO AUGUST 20, 2010.
     Thank you for your many years of service to the Company.

Very truly yours, PENSON WORLDWIDE, INC.
By:	/s/ David Johnson
David Johnson
Chair, Board of Directors Compensation Committee

ACCEPTANCE OF AGREEMENT AND RELEASE
     I acknowledge that I have carefully read this Agreement and understand all of its terms, including the full and final release of claims set forth above. I further acknowledge that I have voluntarily entered into this Agreement, that I have not relied upon any representation or statement, whether written or oral, not set forth in this Agreement and that I have been encouraged and given the opportunity to consult with an attorney regarding this Agreement.
     By executing this Agreement, I agree to be bound by and comply with each and every term of this Agreement. Pursuant to the terms of this Agreement, therefore, and in consideration of the benefits described in this Agreement and for other good and valuable consideration, I hereby release and forever discharge the Company from all potential claims as more fully described above.

By: Name:	/s/ Daniel P. Son Daniel P. Son
Date: August 17, 2010